CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II, of our report dated September 27, 1996 on the financial statements and financial highlights included in the August 31, 1996 Annual Report to Shareholders of Spartan Municipal Money Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
July 28, 1997